SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement

☐ Definitive Information Statement

HQ Sustainable Maritime Industries, Inc.

(Name of Registrant As Specified In Charter)

Not Applicable

(Name of Person(s) Filing the Information Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, $.001 par value

2)	Aggregate number of securities to which transaction applies:

125,393,414 shares of Common Stock

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4)	Proposed maximum aggregate value of transaction:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington 98101

Tel.: 206-621-9888 Fax.: 206 621 0318

INFORMATION STATEMENT

PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934,

AS AMENDED, AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This notice and information statement (the “Information Statement”) will be mailed on or about September 26, 2006 to the stockholders of record, as of September 25, 2006, of HQ Sustainable Maritime Industries, Inc., a Delaware corporation (the “Company”) pursuant to Section 14(c) of the Exchange Act of 1934, as amended. This Information Statement is circulated to advise the stockholders of action already approved by written consent of the stockholders who collectively hold a majority of the voting power of our capital stock. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposal, approved and ratified by the holders of a majority of the voting power of our capital stock will not be effective until 20 days after the date this Information Statement is mailed to the stockholders. Therefore, this Information Statement is being sent to you for informational purposes only.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The actions approved and ratified by the holders of a majority of the voting power of our capital stock to be effective twenty days after the mailing of this Information Statement are as follows:

1.	We effected a reverse stock split at a ratio of at least 1-for-10, and up to 1-for-20, subject to the definitive board action approving the exact ratio to be taken within the next 90 days, of our issued and outstanding common stock and retained the current number of authorized common stock and preferred stock reflected in our Certificate of Incorporation.

Attached hereto for your review is an Information Statement relating to the above-described actions.

Please read this notice carefully. It describes the essential terms of the amendment to the Certificate of Incorporation reflecting the Company’s reverse stock split and contains certain information concerning such amendment to the Certificate of Incorporation. Additional information about the Company is contained on periodic and current reports filed with the United States Securities and Exchange Commission (the “Commission”). These reports, their accompanying exhibits, and other documents filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such material may also be obtained from the Commission at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING

WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors
Seattle, Washington
September 15, 2006	/s/ Norbert Sporns
NORBERT SPORNS
CHIEF EXECUTIVE OFFICER

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington. 98101

Tel. 206-621-9888 Fax.: ###-##-####

INFORMATION STATEMENT

PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934

AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the following action was taken pursuant to a Written Consent of the Majority Stockholders of the Company:

1.	We effected a reverse stock split at a ratio of least 1-for-10, and up to 1-for-20, subject to the definitive board action approving the exact ratio to be taken within the next 90 days, of our issued and outstanding common stock and retained the current number of authorized common stock and preferred stock reflected in our Certificate of Incorporation.

The Board of Directors has fixed the close of business on September 25, 2006, as the record date for determining the stockholders entitled to Notice of the foregoing.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Stockholders of record at the close of business on September 25, 2006, the record date, are entitled to notice of the action to be effective on or about October 16, 2006 (twenty days following the mailing of this Information Statement). Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. Each share of our Series A preferred stock is entitles its holder to vote with the shares of common stock such that each share of preferred stock has voting power equal to one thousand shares of common stock. The stockholders holding greater than a majority of the voting rights of all outstanding shares of capital stock as of the record date have voted in favor of the foregoing action by written resolution. As the holders of greater than a majority of the voting rights of all outstanding shares of capital stock as of the record date have sufficient voting power to approve such proposal through their ownership of the capital stock, no other consents are being solicited in connection with this Information Statement.

The elimination of the need for a meeting of stockholders to approve this action is made possible by Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting of our stockholders, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting shares of capital stock. This Information Statement is circulated to advise the stockholders of the actions already approved by written consent of the stockholders who collectively hold a majority of the voting power of our capital stock.

CURRENT INFORMATION REGARDING THE COMPANY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. Unless the context requires otherwise, “we,” “us,” “our,” “our company” and “the company” and similar terms refer to HQ SUSTAINABLE MARITIME INDUSTRIES, INC. , together with its subsidiaries, while the term “HQ Sustainable” refers to HQ SUSTAINABLE MARITIME INDUSTRIES, INC. in its corporate capacity.

About Our Company

We are an integrated aquatic product producer and processor in China, or the PRC, of toxin free tilapia, other aquatic products and marine bio and healthcare products. We use state-of-the-art and environment-friendly technologies in our production and processing operations. Our facilities are certified according to Hazard Analysis Critical Control Points, or HACCP, standards that are used by the United States Food and Drug Administration, or the FDA, to help ensure food safety and control sanitary hazards. In addition, our facilities have been assigned a European Union, or EU, code required for exporting aquatic products to the EU. We are also in the process of being certified in accordance with the standards of the Aquaculture Certification Counsel, Inc., or ACC, which is a U.S.-based non-governmental body established to certify social, environmental and food safety standards at aquaculture facilities throughout the world. Our products are sold principally to customers in North America, Europe and Asia.

Established in 1999, our aquatic farming and processing operations are in Hainan Province, an island in the South China Sea, which is situated within the most desirable latitude for raising tilapia. Hainan Province in southern China is designated by the Chinese government as a green province, where environmentally friendly agri-food related industry is encouraged. We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our supply cooperatives, under our guidance, use feed formulated to optimize natural toxin free growth, thus raising toxin free tilapia. Our tilapia products have achieved such a high level of purity that we have successfully begun marketing these products as toxin free and natural.

Our sales for the six months ended June 30, 2006 were $16,459,421, an increase of 73% when compared to the corresponding period in 2005. Our profit from operations for the six months ended June 30, 2006 was $2,488,421, an increase of 177% when compared to the corresponding period in 2005. Net profit attributable to shareholders was $359,985, after deducting financing charges of $1,645,381 for the six months ended June 30, 2006, which is an increase of $1,463,399 over the corresponding period of 2005.

We have also commenced branding and marketing our high quality, differentiated tilapia products under the name TILOVEYA™ from our new United States headquarters based in Seattle, Washington.

We are incorporated in Delaware. Our telephone number at our United States headquarters is (206) 621-9888.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

•	Strategic Location in Hainan Province, China. Our manufacturing facilities are geographically well-positioned in Hainan Province to leverage favorable climatic conditions, abundant water supply and pristine environment, as well as an available labor source for our processing plant. Such strategic location is a key component of the success of our cooperative suppliers of locally farmed tilapia and shrimp.

•	Quality Products. We produce toxin free tilapia products and have developed a farming system that avoids the use of antibiotics, hormones and other potentially toxic chemicals. Our tilapia are raised in ponds of pure rain water collected for aquaculture. Two other species of fish are introduced to maintain pond health naturally. We formulate feed without fishmeal and produce feed supplements in our healthcare products processing plant to enrich this feed. It is our policy to raise toxin free tilapia to distinguish our company from other tilapia producers. The latitude and the pristine environment of Hainan have provided us with the optimal conditions for toxin free aquaculture production.

•	Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

•	International and Domestic Sales and Marketing Efforts. The recent establishment of our Seattle office will advance our new branding and marketing initiative around our TILOVEYA™ brand of our toxin free tilapia products. Sales from these offices complements China based and other international sales.

•	Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards, such as the HACCP and the EU import standards, and we are in the process of being certified in accordance with the ACC standards and positioning ourselves for completely organic production of our tilapia products We use state-of-the-art technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our production and processing of tilapia, shrimp, and bio and healthcare products, which we believe has been recognized through the certifications our plants possess.

•	An Established Track Record and Brand Name in the Industry. We have succeeded in developing an established track record and brand name in the industry have received numerous awards and certifications confirming the success of the company in distinguishing itself from its competition.

•	Low Labor Cost. We benefit from competitive cost structures due to the lower labor costs in China.

Our Growth Strategies

Our objective is to continue building a distinctive array of seafood and marine bio and healthcare products, with a primary focus on increasing our own seafood products. To achieve this goal, we intend to implement the following strategies:

•	we plan to further integrate our operations by building a new large scale organic feed mill and a processing plant to increase our profit margin and to guarantee our product quality. Following such construction, we intend to achieve completely organic production of our tilapia products and to pursue organic certification of our farms;

•	we plan to double capacity through the expansion of our cooperative farming arrangements;

•	we plan to continue to expand our production and processing facilities to satisfy growing demand for our products;

•	The new sales and branding office in Seattle allows us to increase awareness of the importance of our toxin free product focus and to benefit from more direct sales, focused in the United States market. We will also be able to broaden our scope of products to cater to seafood purchasing requirements. The marketing and branding is headed by Trond Ringstad, a pioneer in marketing tilapia in the United States. Our new branding focuses on the TILOVEYA™ brand and our toxin free approach; and

•	we plan to expand our branding and distribution operations in North America and Europe and to introduce our products to major retail and food service chains.

Market Opportunities

We have identified significant market and industry opportunities for the growth of our business. We believe that we are well positioned to take advantage of these opportunities.

Aquaculture, which is the farming of aquatic animals and plants, has been the world’s fastest growing segment in the food production system for the past two decades. According to the United Nations’ Food and Agriculture Organization, known as the FAO, the compound annual growth rate for aquaculture has increased 9.6% since 1970. The overall importance of aquaculture to the world fish supply, according to Globefish.org, a branch of the FAO, accounted for approximately one-third of the total production in 2003. The growing importance of aquaculture is further evidenced by the share of world fisheries production, which increased from 15.8% to 29.9% between 1998 and 2002. Total world consumption of fish could increase to 179 million tonnes by 2015, up 47 million tonnes from 2002, according to Globefish.org.

The FAO also reports that most of the new demand for fish will have to be met by aquaculture, which could account for approximately 39.0% of all fish production by 2015.

China remains the largest producer of aquaculture products throughout the world, with reported fisheries producing approximately 44.3 million tonnes in 2002. Within the global aquaculture industry, China accounted for 71.0% of the world’s supply of fish for direct human consumption, and 29.9% of the total production by weight in 2002.

In 2005, tilapia production was second in volume to carps, and it is projected that tilapia will become the most important aquaculture crop in this century, potentially reaching $5.0 billion in global sales. According to the American Tilapia Association, world production of tilapia products reached approximately 1.5 million metric tonnes in 2002, of which China produced the dominant share of 47.0%.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information known to us about the beneficial ownership of our common stock as of September 15, 2006 for: (1) each person, entity or group that is known by us to beneficially own five percent or more of our common stock; (2) each of our directors (and former directors, as applicable); (3) each of our named executive officers (and former officers, as applicable) as defined in Item 402(a)(2) of Regulation S-B; and (4) our directors and executive officers as a group. To the best of our knowledge, each stockholder identified below has voting and investment power with respect to all shares of common stock shown, unless community property laws or footnotes to this table are applicable.

The number of shares beneficially owned and the percent of shares outstanding are based on 164,320,975 shares outstanding as of September 6, 2006. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as otherwise noted below, the address of each of the stockholders in the table is c/o HQ Sustainable Maritime Industries, Inc., Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington 98101.

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	AMOUNT OF OWNERSHIP(1)	PERCENTAGE OF CLASS(4)
Norbert Sporns (2)(3)	68,813,414	54.79%
Lillian Wang Li (2)(3)	68,813,414	54.79%
Harry Wang Hua (2)(3)	68,813,414	54.79%
Jacques Vallée	32,796	*
Fred Bild	132,200	*
Daniel Too	114,343	*
Jean-Pierre Dallaire	166,666	*
Trond Ringstad	—	*

All such directors and executive officers as a group	70,259,419	55.94%
Red Coral Group Limited (2)	39,682,843	31.65%
Sino-Sult Canada (S.S.C.) Limited (2)(3)	28,630,571	22.80%

*	less than 1%

(1)	Based on 164,320,975 shares of common stock, consisting of 125,393,414 shares of common stock issued as of September 6, 2006, and 24,668,833 shares of common stock underlying our warrants, 200,000 shares of common stock underlying our preferred stock, 13,392,062 shares of common stock underlying the convertible notes (excluding shares issuable upon conversion of the equivalent of 175% of our secured convertible notes) and 666,666 vested options to employees. Each holder of shares of our Series A preferred stock is entitled to one thousand votes per share on all matters to be voted on by stockholders

(2)	Beneficially owns the shares indicated, which are owned of record by Red Coral Group Limited (39,682,843 in the aggregate) (“Red Coral”) and Sino-Sult Canada (S.S.C.) Limited (28,630,571 in the aggregate) (“Sino-Sult Canada”). Each of Mr. Sporns, Ms. Wang and Mr. Wang own, respectively, 24%, 25% and 51% of the issued capital of Red Coral and share voting and investment power over the shares held by Red Coral and Sino-Sult Canada.

(3)	Includes 200,000 shares of common stock underlying 100,000 shares of our Series A preferred stock. Each holder of shares of our Series A preferred stock is entitled to one thousand votes per share on all matters to be voted on by stockholders.

(4)	Under the rules of the Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly has or shares the powers to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicted by footnote, the named individuals have sole voting and investment power with respect to the shares of stock beneficially owned.

APPROVE A REVERSE STOCK SPLIT AT A RATIO OF AT LEAST 1-FOR-10, AND UP TO 1-FOR-20, SUBJECT TO THE DEFINITIVE BOARD ACTION APPROVING THE EXACT RATIO TO BE TAKEN WITHIN THE NEXT 90 DAYS

Background

On                                     , 2006, our board of directors unanimously adopted, and shareholders holding a majority of the capital stock approved, a resolution to effect a reverse stock split at a ratio of at least 1-for-10, and up to 1-for-20, subject to the definitive board action approving the exact ratio to be taken within the next 90 days, in which of all the issued and outstanding shares of our common stock, referred to as “old common stock,” will be combined and reconstituted as a smaller number of shares of common stock, referred to as “new common stock,” in a ratio of at least 1-for-10, and up to 1-for-20, subject to the definitive board action approving the exact ratio to be taken within the next 90 days, of old common stock for each share of new common stock. We will round up any fractional share of new common stock issuable in connection with the reverse stock split. Our certificate of incorporation will retain our authorized shares of common stock at 200,000,000 shares, and there will be no change in the par value of the common stock. The reverse stock split is anticipated to be effective on or about                                     , 2006.

By approving the proposed amendment to our Certificate of Incorporation, the stockholders have authorized the Board of Directors to implement the reverse stock split. Our Board of Directors may decide to forgo or to postpone implementation of the reverse stock split, if it determines that doing so is advisable.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Common Stock that is not evenly divisible by twenty (20) will have the number of new shares to which they are entitled rounded to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares. Any stockholder who owns 99 or fewer common shares as result of the reverse stock split will have the number of new shares to which they are entitled rounded up to 100 shares.

Purpose of the Reverse Stock Split

The immediate effect of the reverse stock split will be to reduce the number of outstanding shares of old common stock in order to increase the market value of each share of the new common stock. Immediately following a reverse stock split, the per-share price of a company’s common stock generally increases proportionately with the reverse stock split ratio. Theoretically, decreasing the number of shares of old common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor interested in acquiring them, or the Company’s reputation in the financial community. In practice, however, many investors and market makers consider low priced stock as unduly speculative in nature, and, as a matter of policy, avoid investment and trading in such stocks. For instance, institutional investors often have policies limiting their trading in securities to securities that are listed on a national exchange or quoted on a national market and which meet certain price per share criteria. Furthermore, stocks which do not sustain a trading price of at least $5.00 per share are subject to “penny stock” regulations, which means that brokers and dealers effecting transactions in our common stock must obtain the written consent of a customer, obtain information about the customer, and provide certain disclosures to the customer prior to purchasing our common stock for the account of that customer. The presence of the foregoing limiting factors may adversely affect not only the pricing of the Company’s old common stock but also its trading liquidity and the Company’s access to the capital markets.

The Company hopes that the decrease in the number of shares of its outstanding common stock resulting from the reverse stock split, and the anticipated increase in the per share trading price, will encourage greater interest in its common stock among members of the financial community and the investing public and possibly create a more liquid market for the Company’s stockholders. However, there is a possibility that stockholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse stock split is effected, particularly if the price per share of the Company’s common stock begins a declining trend after the reverse stock split is effected.

The Company cannot be certain that the reverse stock split will achieve any of the desired results, or that the price per share of its common stock immediately following the reverse split will increase, or that the increase, if any, will be sustained for any period of time. In the longer term, depending upon surrounding company, market and industry factors, a reverse stock split can have no effect, a positive effect, or a negative effect on the value of the post-reverse split stock of the Company.

The Company is not aware of any present efforts by anyone to accumulate its common stock, and the proposed reverse stock split is not intended to be an anti-takeover device.

One of the primary reasons our Board of Directors approved the reverse stock split of our common stock is to enable the new common stock to qualify for listing on the American Stock Exchange (the “AMEX”). The rationale of our Board of Directors supporting this belief is that, if our common stock is listed on AMEX, we will not be subject to compliance with certain state securities laws, which should allow the Company to better contain its legal costs. The Company intends to file a listing application with AMEX.

The primary purpose of the reverse stock split would be to increase the market price for our common stock above the $3.00 per share minimum bid requirement for initial listing on the AMEX. The AMEX has other listing requirements in addition to a minimum bid price requirement. There are four listing standards which delineate minimum listing criteria, apart from minimum price, including listing criteria related to pre-tax income, market capitalization, market value of public float, operating history, stockholders’ equity and public stockholders and public float. The Company expects to comply with one or more of the standards once the reverse stock split is completed.

Effectiveness of the Reverse Stock Split

The reverse split of the old common stock is expected to become effective on or about October 16, 2006 (twenty days following the mailing of this Information Statement) (the “Effective Date”). Upon the Effective Date, the Company will notify the National Association of Securities Dealers, requesting that the split be made effective on the Effective Date. The reverse split will take place on the Effective Date without any action on the part of the holders of the old common stock and without regard to current certificates representing shares of old common stock being physically surrendered for certificates representing the number of shares of old common stock each stockholder is entitled to receive as a result of the reverse split. New certificates of new common stock will not be issued at this time.

Certificates and Fractional Shares; Round lots

As soon as practicable after the effective date of the reverse stock split, we will request that all stockholders return their stock certificates representing shares of old common stock outstanding on the effective date in exchange for certificates representing the number of whole shares of new common stock into which the shares of old common stock have been converted as a result of the reverse stock split. Each stockholder will receive a letter of transmittal from our transfer agent containing instructions on how to exchange certificates. Stockholders should not destroy any stock certificate and should not submit their old certificates to the transfer agent until they receive these instructions. In order to receive new certificates, stockholders must surrender their old certificates in accordance with the transfer agent’s instructions, together with the properly executed and completed letter of transmittal. Stockholders whose shares are held by their stockbroker do not need to submit old certificates for exchange. These shares will automatically reflect the new quantity of shares based on an exchange ratio of at least 1-for-10 up to 1-for-20, subject to the definitive board action approving the exact ratio to be taken within the next 90 days, of the reverse stock split.

Beginning on the effective date of the reverse stock split, each old certificate, until exchanged as described above, will be deemed for all purposes to evidence ownership of the number of whole shares of new common stock into which the shares evidenced by the old certificates have been converted.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of our shares of common stock that is not evenly divisible by twenty (20)_ will have the number of new shares to which they are entitled rounded to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares.

Any stockholder who owns 99 or fewer common shares as a result of the reverse stock split will have the number of new shares to which they are entitled rounded up to 100 shares.

Impact of the Reverse Stock Split

The principal effect of the reverse stock split will be to decrease the number of shares of common stock outstanding from approximately 125,393,414 shares to approximately 12,539,342 shares, if the ratio were 1-for-10, or 6,269,671 shares, if the ratio were 1-for-20 (not giving effect to rounding up to 100 shares where appropriate). In addition, with respect to employees, directors and other parties eligible for option grants under the Company’s 2004 Stock Incentive Plan or the holders of warrants to acquire our common stock, the reverse stock split will result in a proportionate decrease in the number of shares authorized for issuance under the Company’s 2004 Stock Incentive Plan and the number of shares of common stock issuable upon exercise of outstanding options and warrants, and a proportionate increase in the exercise prices of outstanding options and warrants.

The reduction in the number of outstanding shares is expected to increase the trading price of our common stock, although we cannot assure you that such price will increase in proportion to the reverse stock split ratio of at least 1-for-10 and up to 1-for-20, if at all. The trading price of our common stock depends on many factors, including many that are beyond our control. The higher stock price may increase investor interest and reduce resistance of brokerage firms to recommend the purchase of our common stock. On the other hand, to the extent that any negative investor sentiment regarding our common stock is not based on our underlying business fundamentals, the reverse stock split might not overcome that sentiment sufficiently to increase our stock price to a level that consistently exceeds the minimum trading prices required by AMEX.

The liquidity of our common stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own “odd lots,” which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales.

The shares of new common stock will be fully paid and non-assessable. The amendment to our Certificate of Incorporation relating to the reverse stock split will not change the terms of our common stock. The shares of the new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized and held by our stockholders. No stockholder’s percentage ownership of common stock will be altered except to the extent that any holder of common stock who would otherwise be entitled to a fractional share of new common stock as a result of the reverse stock split receives one share of the common stock when rounding up. Any stockholder who owns 99 or fewer common shares as a result of the reverse stock split will have the number of new shares to which they are entitled rounded up to 100 shares.

The reduction in the number of outstanding shares will affect the presentation of stockholders’ equity in our balance sheet. Because the par value of the shares of our common stock is not changing as a result of the reverse stock split, our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital.

The reverse stock split is not intended as, and will not have the effect of, a “going private” transaction. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

FEDERAL INCOME TAX CONSEQUENCES

The following summary of material federal income tax consequences of the reverse split does not purport to be a complete discussion of all of the possible federal income tax consequences. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively, as well as prospectively. This summary also assumes that the shares of common stock are held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended. The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder.

EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF OUR REVERSE STOCK SPLIT.

No gain or loss will be recognized by a stockholder as a result of the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the shares exchanged. The stockholder’s holding period for the shares received in the reverse stock split will include the period during which the stockholder held the shares surrendered as a result of the reverse stock split. The Company’s views regarding the tax consequences of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending on the state in which such stockholder resides.

DISSENTER’S RIGHTS OF APPRAISAL

Delaware General Corporation Law does not provide for dissenter’s rights of appraisal in connection with the amendment to our Certificate of Incorporation.

Additional Information

If you have any questions about the actions described above, you may contact Joseph I. Emas, 1224 Washington Avenue, Miami Beach, Florida 33139. We are subject to the informational requirements of the Exchange Act and in accordance with the requirements thereof, file reports, proxy statements and other information with the Commission. Copies of these reports, proxy statements and other information can be obtained at the SEC’s public reference facilities at 100 F Street, Room 1580, Washington, D.C. 20549. Additionally, these filings may be viewed at the SEC’s website at http://www.sec.gov.

Information Incorporated By Reference

The following documents are incorporated herein by reference and are made hereby a part hereof from the date of filing of such documents:

Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

Quarterly Report on Form 10-QSB for the quarters ended March 31, 2006 and June 30, 2006.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective date of the action taken described herein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement. This Information Statement incorporates, by reference, certain documents that are not presented herein or delivered herewith. Copies of any such documents, other than exhibits to such documents which are not specifically incorporated by reference herein, are available without charge to any person, including any stockholder, to whom this Information Statement is delivered, upon written or oral request to our Secretary at our address and telephone number set forth herein.

Distribution of Information Statement

The cost of distributing this Information Statement has been borne by us and certain stockholders that consented to the action taken herein. The distribution will be made by mail.

Pursuant to the requirements of the Exchange Act of 1934, as amended, the Registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

Seattle, Washington	/s/ Norbert Sporns
September 15, 2006	NORBERT SPORNS CHIEF EXECUTIVE OFFICER